INVESTOR CONTACT
Jocelyn Kukulka, 469.399.8544
            jocelyn.kukulka@texascapitalbank.com

MEDIA CONTACT
Julia Monter, 469.399.8425
julia.monter@texascapitalbank.com

FOR IMMEDIATE RELEASE

Texas Capital Names David Oman as Chief Risk Officer

DALLAS – May 21, 2024 – Texas Capital Bancshares, Inc. (NASDAQ: TCBI), the parent company of Texas Capital, today announced the appointment of David Oman to serve as the firm’s Chief Risk Officer (CRO), effective June 10, 2024. Oman will report directly to Texas Capital’s President & Chief Executive Officer Rob C. Holmes and serve as a member of the firm’s Operating Committee.

As previously announced, Tim Storms, Texas Capital’s current CRO will retire next month and continue to serve as an advisor to the firm through the end of 2024.

Oman joins Texas Capital from PricewaterhouseCoopers (PwC) where he served as a Managing Director in the firm’s financial risk practice. Prior to PwC, he led strategic execution in market risk, global markets infrastructure, credit risk review, global wealth and investment management, emerging markets risk and counterparty risk for firms in New York and London, including Bank of New York Mellon, Credit Suisse AG, Bank of America Merrill Lynch and UBS, among others.

“David’s extensive professional experience in risk management makes him a strong fit for our next Chief Risk Officer,” said Holmes. “Given today’s evolving macroeconomic landscape, David’s background will be instrumental as we remain dedicated to maturing and maintaining a best-in-class enterprise risk management framework.”

As CRO, Oman will manage Texas Capital’s risk functions, enterprise risk management practices and programs in addition to regulatory compliance. He will be responsible for the strategic development and execution of continued enhancements to the firm’s risk management culture and capabilities that will further optimize proactive risk assessment and mitigation.

“It is an honor to join Texas Capital with the opportunity to further evolve the firm’s responsible growth and thoughtful, comprehensive risk management strategy to better serve our stakeholders across the state and the country,” said Oman. “I feel fortunate to benefit from the valuable work that the team has done over the past three years.”

About Texas Capital
Texas Capital Bancshares, Inc. (NASDAQ®: TCBI), a member of the Russell 2000® Index and the S&P MidCap 400®, is the parent company of Texas Capital Bank d/b/a Texas Capital, is a full-service financial services firm that delivers customized solutions to businesses, entrepreneurs, and individual customers. Founded in 1998, the institution is headquartered in Dallas with offices in Austin, Houston, San Antonio and Fort Worth, and has built a network of clients across the country. With the ability to service clients through their entire lifecycles, Texas Capital has established commercial banking, consumer banking, investment banking and wealth management capabilities. All services are subject to applicable laws, regulations, and service terms. Member FDIC. For more information, please visit
www.texascapital.com
.

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